FOR IMMEDIATE RELEASE      Contact - Guy T. Marcus
July 31, 1996                        Vice President-Inv. Rel.
                                     (214) 978-2691

             LEWIS ELECTED TO HALLIBURTON BOARD

     DALLAS, Texas -- Halliburton Company announced today the election of Delano
E. Lewis to its board of directors. The addition of Mr. Lewis increases the company's board of directors to eleven members.

     Mr. Lewis, 57, is president and chief executive officer of National Public Radio (NPR). He is responsible for producing and distributing original programming and providing service and support to NPR's more than 500 member stations.

     Mr. Lewis began his career in 1963 as a staff attorney for the U.S. Department of Justice. He also worked for the U.S. Equal Employment Opportunity Commission and U.S. Peace Corps. Later he became legislative assistant for
Senator Edward Brooke of Massachusetts and administrative assistant for Congressman Walter Fauntroy of the District of Columbia. He joined the Chesapeake & Potomac Telephone Company in 1973 as manager of public relations and was eventually named president of the company in 1988 and chief executive officer in 1990, a position he held until joining National Public Radio in 1994.


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     Mr.  Lewis  received a Bachelor  of Arts  degree in  political  science and history from the University of Kansas and was awarded the Doctorate of Jurisprudence from Washburn University School of Law in Topeka, Kansas. He serves on the boards of directors of Colgate-Palmolive, Apple Computer, Guest Services, Inc., Black Entertainment Television and the Poynter Institute.

     Mr. Lewis has been active in a number of organizations, including the Greater Washington Board of Trade, D.C. Youth Employment Advisory Commission, D.C. Vocation Education and Career Opportunity Commission, NPR Foundation and Washington Performing Arts Society. He has been honored with numerous awards, including Washingtonian of the Year (1978), Washingtonian Magazine; Man of Year
(1992), Greater Washington Board of Trustees; and the Social Responsibility Award (1990), George Washington University School of Business.

     Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, and construction companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services.

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